NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors Relations (800) 400-6407 investor.relations@primeasset.com

Income Opportunity Reports 2Q 2005 Results

DALLAS (August 23, 2005) -- Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported net income of $594,000 and $833,000, or $0.14 and $0.20 per share for the three and six months ended June 30, 2005, compared to net income of $334,000 and $2.85 million or $0.08 and $0.66 per share for the same periods in 2004.

Income items for the three and six months ended June 30, 2005, compared to the same periods in 2004, included:

  Rental income of $1.61 million and $3.14 million, compared to $1.02 million and $2.92 million in 2004. Rental income during the remaining periods of 2005 is expected to increase if IORI purchases more properties.

  Interest and other income of $965,000 and $1.93 million, compared to $616,000 and $1.21 million in 2004. The three and six month increases were primarily due to additional interest earned from the additional notes receivable obtained from affiliates of IORI.

Expenses for the three and six months ended June 30, 2005, compared to the same period in 2004, included:

  Operating expenses of $825,000 and $1.65 million, compared to $449,000 and $1.61 million in 2004. The three and six month decreases were primarily due to the sale of three properties in 2004.

  Interest expense of $562,000 and $1.50 million, compared to $750,000 and $1.80 million in 2004. The three and six month decreases were primarily due to the retirement of four notes payable from sale of properties in 2004.

  Depreciation expense of $173,000 and $350,000, compared to $116,000 and $386,000 in 2004. The six month decrease was due to the sale of properties and fully depreciated tenant improvements in 2004.

  Advisory fee to affiliate of $170,000 and $337,000 compared to $201,000 and $393,000 in the 2004. The three and six month decreases were due changes in gross assets, the basis of the fee.

  Net income fee to affiliate of $55,000 and $67,000 compared to $30,000 and $245,000 in 2004. Net income fee is based on 7.5% of IORI's net income.

  General and administrative expenses of $199,000 and $341,000, compared to $179,000 and $446,000 in 2004. The three and six month decreases were primarily due to a decrease in property insurance and rental expense.

Results of properties sales in the three and six months ended June 30, 2005, compared to the same periods in 2004, included:

  Gain/(loss) from operations of $-0- and $-0-, compared to $4,000 and ($78,000) in 2004.

  Gains on sale of real estate of $-0- and $-0-, compared to $417,000 and $3.67 million in 2004.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, and undeveloped land. For more information, go to IORI's website at www.incomeopp-realty.com.

Income Opportunity Realty Investors, Inc.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Income from rents	1,613	1,022	3,142	2,917
Expense from operations	825	449	1,646	1,606

Operating Income	788	573	1,496	1,311

Other Income	965	616	1,930	1,213
Other Expense	1,159	1,276	2,593	3,272

Net Income (Loss) from Continuing Operations	594	(87)	833	(748)
Net Income (Loss) from Discontinued Operations	-0-	421	-0-	3,596

Net Income (Loss)	594	334	833	2,848

Earnings (Loss) Per Share
Net Income (Loss) from Continuing Operations	0.14	(0.02)	0.20	(0.17)

Discontinued Operations	0.00	0.10	0.00	0.83

Net Income (Loss)	0.14	0.08	0.20	0.66

Weighted average common shares used
to compute earnings per share.	4,168,035	4,316,835	4,168,035	4,316,835